Exhibit 99.1

PRESS RELEASE

Valvoline announces appointment of Jennifer Slater to its Board of Directors and retirement of board member Stephen Kirk

LEXINGTON, Ky., April 27, 2022 - Valvoline Inc. (NYSE: VVV) today announced the appointment of Jennifer Slater as an independent director to the company’s Board of Directors, effective July 1, 2022. The company also announced that Stephen Kirk will retire as a member of the Board of Directors, effective June 30, 2022.

With more than 25 years of global multifunctional leadership experience, Ms. Slater, who is currently the Group Vice President and General Manager, Global Original Equipment and Products at Clarios, joins the Valvoline Board with extensive knowledge in the automotive industry - most recently focused on energy storage solutions to meet evolving vehicle electrification needs.
“On behalf of Valvoline’s Board of Directors, I am thrilled to welcome Jennifer to the Board at this exciting time for the Company,” said Richard J. Freeland, Chairman of the Board. “Her expertise with automotive OEMs and advanced vehicle market trends will support Valvoline's positioning in the evolving transportation landscape. There is little doubt that Jennifer will be a great asset for our management team and will provide keen insights for our strategic goals. We look forward to having her diverse perspectives as we continue our transformation.”

On behalf of the Board of Directors, I would also like to express our sincere gratitude and thanks to Steve Kirk who, as our former Chairman of the Board, has been instrumental in leading the Company’s strategic transformation to a more services-driven business model. Valvoline has greatly benefited from Steve’s dedication, strategic thinking and leadership throughout his term on Valvoline’s Board of Directors. We will miss Steve’s collaboration on the Board and wish him all the best in his retirement,” said Freeland.
Valvoline continues to make substantial progress on the previously announced separation of its Global Products and Retail Services business segments and expects to announce further updates when available.

About Valvoline™
Valvoline Inc. (NYSE: VVV) is a global leader in vehicle care powering the future of mobility through innovative services and products for vehicles with electric, hybrid and internal combustion powertrains. Established in 1866, the Company introduced the world's first branded motor oil and developed strong brand recognition and customer satisfaction ratings across multiple service and product channels over the years. The Company operates and franchises approximately 1,600 service center locations and is the No. 2 and No. 3 largest chain in the U.S.

and Canada, respectively, by number of stores. With sales in more than 140 countries and territories, Valvoline's solutions are available for every engine and drivetrain, including high-mileage and heavy-duty vehicles, and are offered at more than 80,000 locations worldwide. Creating the next generation of advanced automotive solutions, Valvoline has established itself as the world's leading supplier of battery fluids to electric vehicle manufacturers, offering tailored products to help extend vehicle range and efficiency. To learn more, or to find a Valvoline service center near you, visit www.valvoline.com.

TM Trademark, Valvoline or its subsidiaries, registered in various countries
SM Service mark, Valvoline or its subsidiaries, registered in various countries

FOR FURTHER INFORMATION
Investor Relations
Sean T. Cornett
+1 (859) 357-3155
ir@valvoline.com

Media Relations
Michele Gaither Sparks
+1 (859) 230-8079
michele.sparks@valvoline.com